Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Fiscal Year 2019 Results

Fiscal Year 2019 Revenue Increase 1.2%; Gross Margin Expands 210 Basis Points to 13.0%; Net Loss of $1.8 million; Adjusted EBITDA of $16.8 million

Conference Call Scheduled for 9:00 am ET on May 13, 2020

PITTSBURGH, PA – May 12, 2020 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the year ended December 31, 2019. Revenue for the full fiscal year increased 1.2% from the prior year period to $553.3 million. Improved overall execution drove the gross margin to 13.0%, resulting in an 86% improvement in full year Adjusted EBITDA.

Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “The Company’s performance in 2019 represented a substantial improvement over 2018. Last year, in nearly all of our branches, we experienced consistent execution and strong gross margins, as well as continuing progress in expanding our Service and owner-direct business. That segment presents attractive opportunities to deliver high margin, recurring revenue, special projects and retrofit projects direct to facility owners, all on an attractive risk-adjusted basis. Disappointingly, continuing challenges in the Southern California market weighed on our otherwise solid performance across the organization. Those challenging projects are nearing completion, and we continue to pursue amounts owed to us through various change orders and claims, both in Southern California and elsewhere.”

Mr. Bacon continued, “During the fourth quarter, we also took meaningful steps to further improve our performance through restructuring of the leadership team and the introduction of three core initiatives of maximizing profitability and cash flow; implementing a more stringent risk management paradigm; and continued expansion of the owner-direct strategy. These efforts have accelerated in 2020 as we also respond to the aggressive onset of the COVID-19 pandemic. While we have experienced some reduction in construction and service activity, as well as impacts to productivity, we have worked to minimize and offset those impacts in other ways, including an increase in emergency healthcare work, the implementation of an aggressive cost reduction program, and an intense focus on working capital management and liquidity. The situation continues to evolve, but we look forward to continuing our progression toward execution excellence and capitalizing upon the momentum we carried into the first quarter of 2020.”

Limbach Holdings, Inc May 12, 2020	Page 2

The following are key financial highlights of fiscal year 2019:

•	Construction segment revenue of $438.2 million was flat compared to prior year revenue of $438.2 million. Operations in Florida, New England, and Eastern and Western Pennsylvania contributed to revenue growth, offset by expected, timing-driven revenue declines in Michigan and Ohio, as well as a forecasted decline in the Mid-Atlantic region.
•	Service segment revenue increased 6.3% year-over-year to $115.1 million, driven by a continuing focus on preventative maintenance sales, related pull-through work, and the expansion of owner-direct project opportunities.
•	Gross margin increased to 13.0% from 10.9% in fiscal year 2018. The increase resulted primarily from strong execution across the Company’s regions, offset by $9.9 million of net project-related write downs in the Company’s Southern California region.
•	SG&A expense in 2019 increased to $63.2 million as compared to $57.1 million in the prior year. Much of the increase was attributable to an increase in salary and benefit expenses related to increased staffing at multiple locations. Beginning in the fourth quarter of 2019, management undertook several initiatives to moderate or reverse the growth in SG&A expense which have carried forward to 2020.
•	Interest expense was $6.3 million in 2019 as compared to $3.3 million in 2018 as the Company incurred higher average debt and paid higher interest rates under new credit facilities following the closing of a refinancing on April 12, 2019.
•	Net loss attributable to the Company’s common stockholders was $1.8 million, compared with a net loss of $4.0 million in the prior year. Included in the net loss for the year ended December 31, 2019 is a charge of $4.4 million related to goodwill impairment within the Construction segment.
•	Total backlog at December 31, 2019 was $561.2 million as compared to $559.7 million as of December 31, 2018. At December 31, 2019, Construction backlog accounted for $504.2 million of the consolidated total with Service backlog accounting for $57 million.

Management Commentary

Mr. Bacon stated, “Despite the uncertainty we are facing as a Company, an industry and a nation due to the COVID-19 pandemic, I’m extremely proud of Limbach and its employees, all of whom have worked tirelessly over the last two months in responding to the challenges we confront, and in executing our tactical plans with a sense of urgency and ownership. Their continuing efforts have reinforced for our customers that we live by our Core Values and can achieve excellence in caring for our employees while also delivering innovative solutions to technical challenges, all in a continually evolving environment.”

Mr. Bacon concluded, “Despite ending 2019 with the support of a strong economy, we have confronted significant headwinds in the last several months due to the emergence and spread of COVID-19. In response, we have developed and implemented aggressive cost reduction and liquidity enhancement plans, and will continue to pursue opportunities with our customers that meet their urgent needs, particularly in the healthcare market. While it’s premature to speculate about timelines with respect to the virus and its collateral impacts, we continue to focus on near-term performance, with a particular emphasis on liquidity, and managing the business with a heightened sense of urgency. We remain committed to our long-term vision for Limbach of further integrating our design, engineering, installation and facilities maintenance capabilities, and of delivering innovative and value-added services direct to facility owners.”

Full year 2019 Summary

Revenue

For full year 2019, consolidated revenue was $553.3 million, an increase of 1.2% from prior year revenue of $546.5 million. Construction segment revenue of $438.2 million was flat year-over-year, while Service segment revenue of $115.1 million was up 6.3% from the prior year.

Limbach Holdings, Inc May 12, 2020	Page 3

Gross Margin

Gross margin for the full year 2019 was 13.0% as compared to 10.9% in fiscal year 2018, an increase of 210 basis points year-over-year. On a dollar basis, total gross profit for the full year 2019 was $71.9 million compared to $59.4 million for the prior year.

In the Construction segment, gross margin increased 150 basis points as overall execution improved and the Company recorded a reduction in project write-downs as compared to 2018. Excluding the Southern California region from full year 2019 results, gross margin would have been 16.1%.

Service segment gross margin was 24.7% compared to 21.0% in fiscal 2018. The gross margin in the Service segment increased due to higher pricing across most lines of business, particularly owner-direct and special project work. The Service gross margin in 2018 was also impacted by one project within the Mid-Atlantic region which experienced a write-down of $1.7 million.

SG&A Expense

SG&A expense for the full year 2019 was $63.2 million, compared to $57.1 million in the prior year. Significant increases in 2019 SG&A expense included a $5.2 million increase in salary and benefit expenses related to increased staffing at multiple locations and a $0.8 million increase in incentive compensation year-over-year. In 2018, the Company did not accrue or pay any incentive compensation as a result of the Company’s financial performance. As a percentage of total revenue, SG&A expense for the full year 2019 accounted for 11.4% compared to 10.4% in the prior year.

Net Loss attributable to the Company’s common stockholders

Net loss attributable to the Company’s common stockholders for the full year 2019 was $1.8 million, compared to net loss of $4.0 million in the prior year. Net loss per share for the full year 2019 was $0.23 for both basic and diluted, compared to $0.52 for both basic and diluted for the prior year. During the third quarter of 2019, the Company recorded a goodwill impairment charge of $4.4 million.

Adjusted EBITDA

Adjusted EBITDA for fiscal year 2019 was $16.8 million as compared to $9.0 million in fiscal year 2018, an increase of 86%. The increase in Adjusted EBITDA was primarily attributable to stronger gross margins during 2019, and the negative impact of substantial project write-downs during 2018 in the Mid-Atlantic region. The Adjusted EBITDA per share for the full year 2019 was $2.19 for both basic and diluted, compared to $1.19 for both basic and diluted for the prior year.

Backlog and Remaining Performance Obligations

Aggregate backlog at December 31, 2019 was $561.2 million compared to $559.7 million at December 31, 2018. Backlog at December 31, 2019 consisted of $504.2 million of Construction segment work and $57.0 million of Service segment work.

Backlog includes unexercised contract options which are not included in the Company’s remaining performance obligations. Remaining performance obligations of the Company's Construction and Service segment contracts were $504.2 million and $41.9 million at December 31, 2019, respectively.

Balance Sheet

At December 31, 2019, the Company had current assets of $195.4 million and current liabilities of $156.9 million, representing a current ratio of 1.25x. Working capital was $38.5 million at December 31, 2019, an increase of $15.7 million from December 31, 2018. Long-term debt was $38.9 million at December 31, 2019, up from $23.7 million at December 31, 2018. The Company had no borrowings against its $14.0 million revolving credit facility at December 31, 2019.

Limbach Holdings, Inc May 12, 2020	Page 4

Supplemental Information

Although Limbach is not currently reporting its financial results for any periods subsequent to December 31, 2019, management is providing the following unaudited supplemental balance sheet information as of April 30, 2020:

Cash	$13.0 million
Undrawn Revolver Availability	$10.5 million
Total Liquidity	$23.5 million

Conference Call Details

Date:	Wednesday, May 13, 2020
Time:	9:00 a.m. Eastern Time

Participant Dial-In Numbers:
Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach

Founded in 1901, Limbach is the 12th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,500 employees in 22 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Limbach Holdings, Inc May 12, 2020	Page 5

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group, Inc.

Jeremy Hellman, CFA

Vice President

212-836-9626 / Jeremy.hellman@equityny.com

Or

Limbach Holdings, Inc.

S. Mathew Katz

Executive Vice President

(212) 201-7006 / matt.katz@limbachinc.com

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Limbach Holdings, Inc May 12, 2020	Page 6

LIMBACH HOLDINGS, INC.

Consolidated Statements of Operations

	For the years ended December 31,
(in thousands, except share data and per share data)	2019	2018
Revenue	$553,334	$546,526
Cost of revenue	481,457	487,095
Gross profit	71,877	59,431
Operating expenses:
Selling, general and administrative	63,168	57,089
Amortization of intangibles	642	1,272
Total operating expenses	63,810	58,361
Operating income	8,067	1,070
Other income (expenses):
Interest expense, net	(6,285)	(3,305)
Loss on debt modification	—	(335)
Loss on debt extinguishment	(513)	—
Gain on sale of property and equipment	57	90
Gain on change in fair value of warrant liability	588	—
Gain on embedded derivative	388	—
Impairment of goodwill	(4,359)	—
Total other expenses	(10,124)	(3,550)
Loss before income taxes	(2,057)	(2,480)
Income tax benefit	(282)	(635)
Net loss	(1,775)	(1,845)
Dividends on cumulative redeemable convertible preferred stock	—	113
Premium paid on partial preferred redemption	—	(2,219)
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(1,775)	$(3,951)

Earnings Per Share ("EPS")
Net loss per share attributable to common stockholders:
Basic	$(0.23)	$(0.52)
Diluted	$(0.23)	$(0.52)
Weighted average number of shares outstanding:
Basic	7,662,362	7,562,586
Diluted	7,662,362	7,562,586

Limbach Holdings, Inc May 12, 2020	Page 7

LIMBACH HOLDINGS, INC.

Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$8,344	$1,619
Restricted cash	113	113
Accounts receivable, net	105,067	135,687
Contract assets	77,188	—
Costs and estimated earnings in excess of billings on uncompleted contracts	—	32,698
Advances to and equity in joint ventures, net	8	12
Other current assets	4,660	34,857
Total current assets	195,380	204,986
Property and equipment, net	21,287	20,527
Intangible assets, net	12,311	12,953
Goodwill	6,129	10,488
Operating lease right-of-use assets	21,056	—
Deferred tax asset	4,786	4,409
Other assets	668	271
Total assets	$261,617	$253,634

LIABILITIES
Current liabilities:
Current portion of long-term debt	$4,425	$3,141
Current operating lease liabilities	3,750	—
Accounts payable, including retainage	86,267	74,353
Contract liabilities	42,370	—
Billing in excess of costs and estimated earnings on uncompleted contracts	—	50,843
Accrued income taxes	12	—
Accrued expenses and other current liabilities	20,045	53,801
Total current liabilities	156,869	182,138
Long-term debt	38,868	23,614
Long-term operating lease liabilities	18,247	--
Other long-term liabilities	763	1,514
Total liabilities	214,747	207,266
Commitments and contingencies
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2019 and December 31, 2018 ($0 redemption value as of December 31, 2019 and December 31, 2018)	—	—

Limbach Holdings, Inc May 12, 2020	Page 8

 LIMBACH HOLDINGS, INC.

Consolidated Balance Sheets

(continued)

	December 31, 2019	December 31, 2018
STOCKHOLDERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,688,958 issued and outstanding at December 31, 2019 and 7,592,911 at December 31, 2018	1	1
Additional paid-in capital	56,557	54,791
Accumulated deficit	(9,688)	(8,424)
Total stockholders' equity	46,870	46,368
Total liabilities and stockholders' equity	$261,617	$253,634

Limbach Holdings, Inc May 12, 2020	Page 9

LIMBACH HOLDINGS, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31,
(in thousands)	2019	2018
Cash flows from operating activities:
Net loss	$(1,775)	$(1,845)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	6,286	5,683
Noncash operating lease expense	3,799	—
Impairment of goodwill	4,359	—
Provision for doubtful accounts	95	64
Stock-based compensation expense	1,766	2,159
Loss on debt modification	—	335
Loss on debt extinguishment	513	--
Amortization of debt discount and issuance costs	1,392	373
Deferred tax benefit	(609)	(745)
Change in fair value of warrant liability	(588)	--
Gain on embedded derivative	(388)	--
Gain on sale of property and equipment	(57)	(90)
Changes in operating assets and liabilities:
Accounts receivable	659	(6,408)
Contract assets	(13,378)	—
Costs and estimated earnings in excess of billings on uncompleted contracts	—	308
Other current assets	30,139	(31,162)
Other assets	—	--
Accounts payable	11,914	6,914
Contract liabilities	(6,446)	—
Billings in excess of costs and estimated earnings on uncompleted contracts	—	22,301
Prepaid income taxes	58	(2,753)
Accrued taxes payable	12	--
Accrued expenses and other current liabilities	(34,686)	29,535
Operating lease liabilities	(3,654)	--
Other long-term liabilities	(337)	653
Net cash provided by (used in) operating activities	(926)	25,322
Cash flows from investing activities:
Proceeds from sale of property and equipment	168	198
Advances to joint ventures	4	(1)
Purchase of property and equipment	(2,663)	(3,877)
Net cash used in investing activities	(2,491)	(3,680)

Limbach Holdings, Inc May 12, 2020	Page 10

LIMBACH HOLDINGS, INC.

Consolidated Statements of Cash Flows

(continued)

	For the years ended December 31,
	2019	2018
Cash flows from financing activities:
Bank overdrafts	(1,333)	(6,446)
Payments on Credit Agreement term loan	(14,335)	(3,300)
Proceeds from Credit Agreement revolver	17,500	109,650
Payments on Credit Agreement revolver	(17,500)	(115,308)
Proceeds from 2019 Revolving Credit Facility	32,500	—
Payments on 2019 Revolving Credit Facility	(32,500)	—
Proceeds from 2019 Refinancing Term Loan, net of debt discount	38,644	—
Warrants issued in conjunction with the 2019 Refinancing Term Loan	969	—
Embedded derivative associated with the 2019 Refinancing Term Loan	388	—
Proceeds from Bridge Term Loan	—	10,000
Payments on Bridge Term Loan	(7,736)	(2,264)
Payments on finance leases	(2,547)	(1,939)
Convertible preferred stock redeemed	—	(9,191)
Convertible preferred stock dividends paid	—	(875)
Taxes paid related to net-share settlement of equity awards	(131)	(211)
Payments of debt issuance costs	(3,777)	(765)
Net cash provided by (used in) financing activities	10,142	(20,649)
Increase in cash and cash equivalents	6,725	993
Cash, cash equivalents and restricted cash, beginning of year	1,732	739
Cash, cash equivalents and restricted cash, end of year	$8,457	$1,732
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Debt issuance costs related to 2019 Refinancing Agreement paid-in-kind	$1,000	$—
Property and equipment acquired financed with capital leases	—	3,260
Right of use assets obtained in exchange for new operating lease liabilities	3,355	—
Right of use assets obtained in exchange for new finance lease liabilities	3,578	—
Right of use assets disposed or adjusted modifying operating leases liabilities	1,651	—
Right of use assets disposed or adjusted modifying finance leases liabilities	(78)	—
Interest paid	$4,607	$2,714

Limbach Holdings, Inc May 12, 2020	Page 11

LIMBACH HOLDINGS, INC.

Consolidated Statements of Operations

	For the years ended December 31,		Increase/(Decrease)
(in thousands, except for percentages)	2019	2018	$	%
Revenue
Construction	$438,196	$438,229	(33)	—%
Service	115,138	108,297	6,841	6.3%
Total revenue	553,334	546,526	6,808	1.2%

Gross profit:
Construction	43,493	36,721	6,772	18.4%
Service	28,384	22,710	5,674	25.0%
Total gross profit	71,877	59,431	12,446	20.9%

Selling, general and administrative expenses:
Construction	28,356	27,307	1,049	3.8%
Service	17,367	15,003	2,364	15.8%
Corporate	17,445	14,779	2,666	18.0%
Total selling, general and administrative expenses	63,168	57,089	6,079	10.6%

Amortization of intangibles	642	1,272	(630)	(49.5%)

Operating income:
Construction	15,137	9,414	5,723	60.8%
Service	11,017	7,707	3,310	42.9%
Corporate	(18,087)	(16,051)	2,036	(12.7%)
Operating income:	$8,067	$1,070	6,997	653.9%

Limbach Holdings, Inc May 12, 2020	Page 12

Non-GAAP Financial Measure

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net loss to Adjusted EBITDA, the most comparable GAAP measure, is provided below.

We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net loss to Adjusted EBITDA

	For the years ended December 31,
(in thousands)	2019	2018
Net loss	$(1,775)	$(1,845)

Adjustments:
Depreciation and amortization	6,286	5,683
Impairment of goodwill	4,359	--
Change in fair value of warrants	(588)	--
Gain on embedded derivative	(388)	--
CFO transition costs	576	--
Interest expense	6,285	3,305
Loss on debt modification	--	335
Loss on debt extinguishment	513	--
Non-cash stock-based compensation expense	1,766	2,159
Income tax benefit	(282)	(635)
Adjusted EBITDA	$16,752	$9,002

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